Exhibit 99.1

Thermage Inc. Announces Name Change to Solta Medical, Inc.

Launches Expanded Customer Loyalty Program

Stock to Begin Trading Today Under “SLTM”

Hayward, Calif., January 12, 2009 — Thermage, Inc. (NASDAQ: THRM) announced that effective today it has changed its corporate name to Solta Medical, Inc. At the open of the NASDAQ exchange this morning, Solta Medical, Inc. will begin trading under the symbol “SLTM.”

“The name and ticker symbol changes are a great start to the New Year and a key milestone in the integration of the acquisition of Reliant Technologies, Inc. The new company combines the industry’s two leading brands, Thermage® and Fraxel®, under a new corporate name that will now form a global leader in aesthetic energy devices,” said Stephen J. Fanning, Chairman of the Board, President and CEO. “Solta Medical will focus on providing superior anti-aging solutions for patients and physicians by offering the gold standard of care for tightening, contouring and resurfacing of the skin with Thermage and Fraxel treatments.”

Solta Medical also announced the expansion of its industry-exclusive customer loyalty program which allows physicians to lock-in preferred pricing for Thermage and Fraxel treatment tips along with other preferred customer benefits to help physicians grow their practices and increase practice profitability.

“Thermage and Fraxel are the strongest aesthetic device brands available to physicians today,” said Suzanne Bruce, MD, dermatologist and President of Suzanne Bruce and Associates in Houston, Texas. “By combining these two brands into one company and expanding the customer loyalty program, Solta Medical is opening a number of new opportunities for doctors to conveniently and cost-effectively access a full suite of safe and effective anti-aging solutions.”

About Solta Medical

Solta Medical is a global leader in the medical aesthetics market providing innovative, safe, and effective anti-aging solutions for patients that enhance and expand the practice of medical aesthetics for physicians.

The company offers products to address aging skin under the industry’s two premier brands: Thermage® and Fraxel®. Thermage is an innovative, non-invasive radiofrequency procedure for tightening and contouring skin. As the leader in fractional laser technology, Fraxel delivers minimally invasive clinical solutions to resurface aging and sun damaged skin. Since 2002, approximately one million Thermage and Fraxel procedures have been performed in nearly 80 countries. Thermage and Fraxel are the perfect complement for any aesthetic practice. For more information about Solta Medical, call 1-877-782-2286 or log on to www.Solta.com.

Contact Information:

Media Contacts:

Michael Hromadik

Solta Medical, Inc.

510-780-4694

Mhromadik@solta.com

Chris Lalli

Cohn & Wolfe

415-365-8540

Chris.lalli@cohnwolfe.com

Investor Contacts:

Doug Sherk/Jenifer Kirtland

EVC Group

415-896-6820

jkirtland@evcgroup.com